Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES SECOND QUARTER FISCAL 2020 RESULTS

HILLIARD, Ohio – (November 7, 2019) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), is a leading provider of innovative water management solutions in the stormwater and on-site septic waste water industries today announced financial results for the second quarter ended September 30, 2019.

Second Quarter Fiscal 2020 Results

•	Net sales increased 22.0% to $495.9 million
•	Net income of $8.5 million as compared to $29.4 million in the prior year
•	Adjusted EBITDA (Non-GAAP) increased 65.2% to $118.2 million

Fiscal 2020 Year-to-Date Results

•	Net sales increased 14.5% to $909.6 million
•	Net loss of $219.0 million as compared to net income of $63.0 million in the prior year
o	Includes $246.8 million of additional one-time ESOP stock-based compensation expense
•	Adjusted EBITDA (Non-GAAP) increased 35.3% to $198.5 million
•	Cash provided by operating activities increased $113.6 million to $171.7 million
•	Free cash flow (Non-GAAP) increased $107.2 million to $146.1 million

Scott Barbour, President and Chief Executive Officer of ADS commented, “We achieved very strong results in the second quarter of fiscal 2020. Our top line increased 22%, driven by 9% organic growth and two months of contribution from Infiltrator Water Technologies. Strong organic sales growth across the United States was driven by both the construction and agriculture end markets. Construction market sales growth of 10% is outperforming the low-single digit growth we see in the market, driven by our material conversion strategies, best-in-class solutions strategies and focus on key growth regions of the United States. In addition, agriculture sales increased 38% as our organizational changes, new products and focused execution allowed us to capitalize on prevented plant acres and pent-up demand. Overall, our strong performance during the first half of the year gives us confidence we will continue delivering above market growth in fiscal 2020 and beyond.”

Barbour continued, “We also generated very good profitability and free cash flow in the second quarter of fiscal 2020, driven by the traditional legacy ADS levers of strong growth in both pipe and Allied products, favorable pricing and material cost and disciplined execution, including our working capital initiatives, as well as our acquisition of Infiltrator Water Technologies. We are working new levers for profitability improvement as we gain traction on our logistics and transportation initiatives and remain laser focused on operational initiatives.”

Barbour continued, “Additionally, today we raised our fiscal 2020 guidance due to the strong sales growth and profitability improvement through the first half of fiscal 2020. We will continue to focus on maintaining favorable pricing, mitigating inflationary pressures and delivering continuous improvement in manufacturing and logistics activities.”

Second Quarter Fiscal 2020 Results

Net sales increased $89.4 million or 22.0% to $495.9 million, as compared to $406.6 million in the prior year. Domestic pipe sales increased $32.0 million or 12.8% to $281.4 million. Allied & Other sales increased $12.5 million or 12.2% to $114.4 million. These increases were driven by strong performance in both the U.S. construction and agriculture end markets. International net sales decreased $7.5 million or 13.6% to $47.8 million, driven primarily by decreases in Canada and Mexico sales. Infiltrator Water Technologies contributed an additional $64.9 million to net sales in the quarter.

Gross profit increased $51.2 million or 53.6% to $146.5 million as compared to $95.4 million in the prior year. The increase is primarily due to an increase in both pipe and allied product sales as well as favorable material cost. Infiltrator Water Technologies contributed an additional $22.5 million to gross profit in the quarter.

Adjusted EBITDA (Non-GAAP) increased $46.6 million or 65.2% to $118.2 million, as compared to $71.5 million in the prior year. The increase is primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 23.8% as compared to 17.6% in the prior year.

Year-to-Date Fiscal 2020 Results

Net sales increased $115.2 million or 14.5% to $909.6 million, as compared to $794.4 million in the prior year. Domestic pipe sales increased $52.1 million or 10.6% to $543.6 million. Allied & Other sales increased $24.2 million or 12.0% to $226.6 million. These increases were driven by strong performance in both the U.S. construction and agriculture end markets. International net sales decreased $13.5 million or 13.4% to $87.1 million as compared to $100.6 million in the prior year, driven primarily by a decrease in Mexico sales. Infiltrator Water Technologies contributed an additional $64.9 million to net sales.

As part of the Company’s capital allocation strategy, the Company paid a dividend of $1.09 per share in the first quarter of fiscal 2020, including a $1.00 special dividend to all shareholders of record. The Employee Stock Ownership Plan (“ESOP”) used a portion of its proceeds to payback a portion of its loan from the Company, resulting in an allocation of approximately 11.6 million shares to participants and $246.8 million of non-cash, stock-based compensation expense. The Company recorded $168.6 million of this expense in Cost of goods sold – ESOP special dividend compensation and $78.1 million of this expense in Selling, general and administrative – ESOP special dividend compensation.

Gross profit decreased $110.7 million to $84.4 million due to the $168.6 million ESOP compensation expense described above. Excluding the one-time ESOP compensation, gross profit increased $57.9 million or 29.7%, primarily due to an increase in both pipe and allied product sales as well as favorable pricing and material cost. This was partially offset by unfavorable inventory absorption cost due to retention of key manufacturing employees during the fourth quarter of fiscal 2019 despite lower production volume. Infiltrator Water Technologies contributed an additional $22.5 million to gross profit.

Adjusted EBITDA (Non-GAAP) increased $51.8 million or 35.3% to $198.5 million, as compared to $146.7 million in the prior year, primarily as a result of the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 21.8% as compared to 18.5% in the prior year.

Net cash provided by operating activities increased $113.6 million to $171.7 million, as compared to $58.2 million in the prior year, primarily due to improvements in profitability and working capital. Free cash flow (Non-GAAP) increased $107.2 million to $146.1 million, as compared to $38.9 million in the prior year. Net debt (total debt and finance lease obligations net of cash) was $1,070.4 million as of September 30, 2019, an increase of $760.1 million from March 31, 2019. Additional information regarding the Company’s debt is included below under the header “Infiltrator Water Technologies Acquisition.”

Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA and Free Cash Flow have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Infiltrator Water Technologies Acquisition

On July 31, 2019, ADS acquired Infiltrator Water Technologies, a leader in on-site septic wastewater treatment for a purchase price of $1.08 billion. Infiltrator Water Technologies is a leading national provider of plastic leach field chambers and systems, septic tanks and accessories, primarily for use in residential applications. The results of operations of Infiltrator Water Technologies are included in the consolidated results after July 31, 2019. For the three- and six-months ended September 30, 2019, the Company incurred $16.6 million and $20.8 million, respectively, of transaction costs associated with the acquisition.

In conjunction with the acquisition, the Company issued and sold 10,350,000 shares of common stock at $29.75 per share for proceeds of $294 million, net of offering costs, completed a $350 million senior notes offering and entered into a new senior secured credit facility. The new senior secured credit facility includes a $700 million term loan and $350 million of availability under a revolving credit facility. As a result of these transactions, the Company recorded $37.3 million of nonrecurring interest expense associated with the extinguishment of debt in the second quarter of fiscal 2020.

Fiscal 2020 Outlook

Based on year-to-date performance, current visibility, backlog of existing orders and business trends, the Company raised its net sales and Adjusted EBITDA targets for fiscal 2020. The guidance below includes the legacy ADS business and eight months of Infiltrator Water Technologies included in fiscal 2020.

•	Net sales are expected to be in the range of $1.600 billion to $1.650 billion (previously $1.575 billion to $1.625 billion)

•	Adjusted EBITDA is expected to be in the range of $325 million to $345 million (previously $310 million to $330 million)
•	Capital expenditures are expected to be in the range of $85 million to $100 million.

Webcast Information

The Company will host an investor conference call and webcast on Thursday, November 7, 2019 at 9:00 a.m. Eastern Time. The live call can be accessed by dialing 1-844-484-0244 (US toll-free) or 1-647-689-5142 (international) and asking to be connected to the Advanced Drainage Systems, Inc. call. The live webcast will also be accessible via the "Events Calendar” section of the Company’s Investor Relations website, www.investors.ads-pipe.com. An archived version of the webcast will be available for one year following the call.

About the Company

Advanced Drainage Systems is a leading provider of innovative water management solutions in the stormwater and on-site septic waste water industries, providing superior drainage solutions for use in the construction and agriculture marketplace. For over 50 years, the Company has been manufacturing a variety of innovative and environmentally friendly alternatives to traditional materials. Its innovative products are used across a broad range of end markets and applications, including non-residential, residential, infrastructure and agriculture applications. The Company has established a leading position in many of these end markets by leveraging its national sales and distribution platform, overall product breadth and scale and manufacturing excellence. Founded in 1966, the Company operates a global network of 63 manufacturing plants and 32 distribution centers. To learn more about ADS, please visit the Company’s website at www.ads-pipe.com.

Forward Looking Statements

Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; volatility in general business and economic conditions in the markets in which we operate, including, without limitation, factors relating to availability of credit, interest rates, fluctuations in capital and business and consumer confidence; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets, including competition from both manufacturers of high performance thermoplastic corrugated pipe and manufacturers of products using alternative materials; uncertainties surrounding the integration of acquisitions and similar transactions, including the recently completed acquisition of Infiltrator Water Technologies and the integration of Infiltrator Water Technologies; our ability to realize the anticipated benefits from the acquisition of Infiltrator Water Technologies; risks that the acquisition of Infiltrator Water Technologies and related transactions may involve unexpected costs, liabilities or delays; our ability to continue to convert current demand for concrete, steel and PVC pipe products into demand for our high performance thermoplastic corrugated pipe and Allied Products; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; our ability to remediate the material weakness in our internal control over financial reporting, including remediation of the control environment for our joint venture affiliate ADS Mexicana, S.A. de C.V. as described in “Item 9A. Controls and Procedures” of our Annual Report on Form 10-K for the year ended March 31, 2019; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets, including risks associated with new markets and products associated with our recent acquisition of Infiltrator Water Technologies; our ability to achieve the acquisition component of our growth strategy; the risk associated with manufacturing processes; our ability to manage our assets; the risks associated with our product warranties; our ability to manage our supply purchasing and customer credit policies; the risks associated with our self-insured programs; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to project product mix; the risks associated with our current levels of indebtedness, including borrowings under our new Credit Agreement; the nature, cost and outcome of any future litigation and other legal proceedings, including any such proceedings related to our acquisition of Infiltrator Water Technologies, as may be instituted against the Company and others; fluctuations in our effective tax rate, including from the Tax Cuts and Jobs Act of 2017; changes to our operating results, cash flows and financial condition attributable to the Tax Cuts and Jobs Act of 2017; our ability to meet future capital requirements and fund our liquidity needs; the risk that additional information may arise that would require the Company to make additional adjustments or revisions or to restate the financial statements and other financial data for certain prior periods and any future periods; any delay in the filing of any filings with the Securities and Exchange Commission (“SEC”); the review of potential weaknesses or deficiencies in the Company’s disclosure controls and procedures, and discovering weaknesses of which we are not currently aware or which have not been detected; additional uncertainties related to accounting issues generally and the other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For more information, please contact:

Michael Higgins

VP, Corporate Strategy & Investor Relations

(614) 658-0050

Mike.Higgins@ads-pipe.com

Financial Statements

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(Amounts in thousands, except per share data)	2019	2018	2019	2018
Net sales	$495,905	$406,555	$909,613	$794,402
Cost of goods sold	349,381	311,182	656,637	599,338
Cost of goods sold - ESOP special dividend compensation	-	-	168,610	-
Gross profit	146,524	95,373	84,366	195,064
Operating expenses:
Selling	29,971	24,731	56,336	48,896
General and administrative	48,030	21,584	79,463	42,966
Selling, general and administrative - ESOP special dividend compensation	-	-	78,142	-
Loss on disposal of assets and costs from exit and disposal activities	2,004	324	2,711	1,428
Intangible amortization	9,300	1,985	10,842	3,969
Income (loss) from operations	57,219	46,749	(143,128)	97,805
Other expense:
Interest expense	52,332	4,531	57,596	8,333
Derivative gains and other income, net	175	94	79	(720)
Income (loss) before income taxes	4,712	42,124	(200,803)	90,192
Income tax expense	(3,547)	12,194	18,823	26,478
Equity in net income of unconsolidated affiliates	(203)	558	(637)	691
Net income (loss)	8,462	29,372	(218,989)	63,023
Less: net income (loss) attributable to noncontrolling interest	873	702	(222)	2,073
Net income (loss) attributable to ADS	7,589	28,670	(218,767)	60,950
Dividends to redeemable convertible preferred stockholders	(1,355)	(478)	(8,196)	(975)
Dividends paid to unvested restricted stockholders	(32)	(15)	(360)	(30)
Net income (loss) available to common stockholders and participating securities	6,202	28,177	(227,323)	59,945
Undistributed income allocated to participating securities	-	(2,310)	-	(5,022)
Net income (loss) available to common stockholders	$6,202	$25,867	$(227,323)	$54,923

Weighted average common shares outstanding:
Basic	60,222	56,929	58,906	56,776
Diluted	60,876	57,558	58,906	57,374
Net income per share:
Basic	$0.10	$0.45	$(3.86)	$0.97
Diluted	$0.10	$0.45	$(3.86)	$0.96
Cash dividends declared per share	$0.09	$0.08	$1.18	$0.16

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of
(Amounts in thousands)	September 30, 2019	March 31, 2019
ASSETS
Current assets:
Cash	$54,207	$8,891
Receivables, net	250,470	186,991
Inventories	248,914	264,540
Other current assets	10,629	6,091
Total current assets	564,220	466,513
Property, plant and equipment, net	492,017	398,891
Other assets:
Goodwill	669,753	102,638
Intangible assets, net	501,572	37,177
Other assets	67,758	36,940
Total assets	$2,295,320	$1,042,159
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$6,195	$25,932
Current maturities of finance lease obligations	22,555	23,117
Accounts payable	111,450	93,577
Other accrued liabilities	97,979	61,901
Accrued income taxes	3,169	1,758
Total current liabilities	241,348	206,285
Long-term debt obligations, net	1,043,154	208,602
Long-term finance lease obligations	52,746	61,555
Deferred tax liabilities	158,079	45,963
Other liabilities	37,017	19,119
Total liabilities	1,532,344	541,524
Mezzanine equity:
Redeemable convertible preferred stock	279,785	282,638
Deferred compensation — unearned ESOP shares	(28,565)	(180,316)
Total mezzanine equity	251,220	102,322
Stockholders’ equity:
Common stock	11,545	11,436
Paid-in capital	800,947	391,039
Common stock in treasury, at cost	(10,162)	(9,863)
Accumulated other comprehensive loss	(26,427)	(25,867)
Retained (deficit) earnings	(277,725)	17,582
Total ADS stockholders’ equity	498,178	384,327
Noncontrolling interest in subsidiaries	13,578	13,986
Total stockholders’ equity	511,756	398,313
Total liabilities, mezzanine equity and stockholders’ equity	$2,295,320	$1,042,159

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended September 30,
(Amounts in thousands)	2019	2018
Cash Flow from Operating Activities
Net (loss) income	$(218,989)	$63,023
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,260	35,363
Deferred income taxes	1,127	3,221
Loss on disposal of assets and costs from exit and disposal activities	2,711	1,428
ESOP and stock-based compensation	16,082	11,760
ESOP Special Dividend Compensation	246,752	-
Amortization of deferred financing charges	34,285	387
Inventory step up related to Infiltrator Water Technologies acquisition	5,773	-
Fair market value adjustments to derivatives	996	(901)
Equity in net (income) loss of unconsolidated affiliates	(637)	691
Other operating activities	(3,635)	(1,342)
Changes in working capital:
Receivables	(44,883)	(64,649)
Inventories	57,316	16,378
Prepaid expenses and other current assets	(2,917)	(2,116)
Accounts payable, accrued expenses, and other liabilities	34,470	(5,082)
Net cash provided by operating activities	171,711	58,161
Cash Flows from Investing Activities
Capital expenditures	(25,622)	(19,299)
Cash paid for acquisitions, net of cash acquired	(1,088,617)	-
Other investing activities	(116)	429
Net cash used in investing activities	(1,114,355)	(18,870)
Cash Flows from Financing Activities
Proceeds from Term Loan Facility	1,300,000	-
Payments on Term Loan Facility	(1,300,000)	-
Proceeds from syndication of Term Loan Facility	700,000	-
Proceeds from Senior Notes	350,000	-
Proceeds from Revolving Credit Agreement	177,900	-
Payments on Revolving Credit Agreement	(177,900)	-
Debt issuance costs	(34,606)	-
Proceeds from PNC Credit Agreement	253,900	250,100
Payments on PNC Credit Agreement	(388,300)	(243,400)
Payments on Prudential Senior Notes	(100,000)	(25,000)
Payments on finance lease obligations	(12,375)	(11,619)
Proceeds from common stock offering, net of offering costs	293,648	-
Cash dividends paid	(76,324)	(11,618)
Proceeds from exercise of stock options	2,430	3,473
Other financing activities	(236)	(1,026)
Net cash used in financing activities	988,137	(39,090)
Effect of exchange rate changes on cash	(177)	(176)
Net change in cash	45,316	25
Cash at beginning of period	8,891	17,587
Cash at end of period	$54,207	$17,612

Selected Financial Data

The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
	September 30, 2019			September 30, 2018
	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$281,405	$(342)	$281,063	$249,380	$—	$249,380
Infiltrator Water Technologies	64,889	(12,189)	52,700	—	—	—
International
International - Pipe	34,617	—	34,617	44,008	—	44,008
International - Allied Products	13,167	—	13,167	11,278	—	11,278
Total International	47,784	—	47,784	55,286	—	55,286
Allied Products & Other	114,358	—	114,358	101,889	—	101,889
Intersegment Eliminations	(12,531)	12,531	—	—	—	—
Total Consolidated	$495,905	$—	$495,905	$406,555	$—	$406,555

	Six Months Ended
	September 30, 2019			September 30, 2018
	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$543,586	$(342)	$543,244	$491,450	$—	$491,450
Infiltrator Water Technologies	64,889	(12,189)	52,700	—	—	—
International
International - Pipe	63,902	—	63,902	78,456	—	78,456
International - Allied Products	23,216	—	23,216	22,179	—	22,179
Total International	87,118	—	87,118	100,635	—	100,635
Allied Products & Other	226,551	—	226,551	202,317	—	202,317
Intersegment Eliminations	(12,531)	12,531	—	—	—	—
Total Consolidated	$909,613	$—	$909,613	$794,402	$—	$794,402

Employee Stock Ownership Plan (“ESOP”)

The Company established an ESOP to enable employees to acquire stock ownership in ADS in the form of redeemable convertible preferred shares (“preferred shares”). All preferred shares will be converted to common shares by plan maturity, which will be no later than March 2023. The ESOP’s conversion of preferred shares into common shares will have a meaningful impact on net income, net income per share and common shares outstanding. The common shares outstanding will be greater after conversion.

Net Income (Loss)

The impact of the ESOP on net (loss) income includes the ESOP deferred compensation attributable to the preferred shares allocated to employee accounts during the period, which is a non-cash charge to our earnings and not deductible for income tax purposes.

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(Amounts in thousands)	2019	2018	2019	2018
Net income (loss) attributable to ADS	$7,589	$28,670	$(218,767)	$60,950
ESOP deferred compensation	$5,486	$4,368	$11,070	$8,389
ESOP special dividend compensation	$-	$-	$246,752	$-

Common shares outstanding

The conversion of the preferred shares will increase the number of common shares outstanding. Preferred shares will convert to common shares at plan maturity, or upon retirement, disability, death or vested terminations over the life of the plan.

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(Shares in thousands)	2019	2018	2019	2018
Weighted average common shares outstanding - Basic	60,222	56,929	58,906	56,776
Conversion of preferred shares	17,218	17,711	17,342	17,799
Unvested restricted shares	42	83	42	87

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

This press release includes references to Adjusted EBITDA and Free Cash Flow, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.

EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.

Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income and Free Cash Flow to Cash Flow from Operating Activities, the most comparable GAAP measures, for each of the periods indicated.

Reconciliation of Segment Adjusted Gross Profit to Gross profit

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(Amounts in thousands)	2019	2018	2019	2018
Segment Adjusted Gross Profit
Pipe	$74,246	$53,561	$131,739	$112,027
International	10,841	12,088	20,068	21,874
Infiltrator Water Technologies	30,144	-	30,144	-
Allied Products & Other	57,621	47,160	114,808	96,172
Intersegment Elimination	(978)	-	(978)	-
Total Segment Adjusted Gross Profit	171,874	112,809	295,781	230,073
Depreciation and amortization	15,708	14,354	29,392	29,072
ESOP and stock-based compensation expense	3,865	3,082	7,636	5,937
ESOP special dividend compensation	-	-	168,610	-
Inventory step up related to Infiltrator Water Technologies acquisition	5,777	-	5,777	-
Total Gross Profit	$146,524	$95,373	$84,366	$195,064

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(Amounts in thousands)	2019	2018	2019	2018
Net income (loss)	$8,462	$29,372	$(218,989)	$63,023
Depreciation and amortization	26,566	17,536	43,260	35,363
Interest expense	52,332	4,531	57,596	8,333
Income tax expense	(3,547)	12,194	18,823	26,478
EBITDA	83,813	63,633	(99,310)	133,197
Loss on disposal of assets and costs from exit and disposal activities	2,004	324	2,711	1,428
ESOP and stock-based compensation expense	8,657	6,180	16,082	11,760
ESOP special dividend compensation	-	-	246,752	-
Transaction costs	16,590	65	20,835	321
Inventory step up related to Infiltrator Water Technologies acquisition	5,773	-	5,773	-
Strategic growth and operational improvement initiatives	701	-	2,896	-
Other adjustments(a)	626	1,319	2,721	(42)
Adjusted EBITDA	$118,164	$71,521	$198,460	$146,664

(a)

Includes derivative fair value adjustments, foreign currency transaction (gains) losses, the proportional share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which are accounted for under the equity method of accounting, contingent consideration remeasurement, executive retirement expense (benefit) and restatement related costs. The other adjustments in fiscal 2020 also includes expenses related to the ADS Mexicana’s investigation. The other adjustments for fiscal 2019 also includes insurance proceeds received in connection with the Company’s restatement of prior period financial statements.

Reconciliation of Segment Adjusted EBITDA

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(Amounts in thousands)	2019	2018	2019	2018
Legacy ADS Adjusted EBITDA
Pipe Adjusted Gross Profit	$74,246	$53,561	$131,739	$112,027
Allied Products & Other Adjusted Gross Profit	57,621	47,160	114,808	96,172
International Adjusted Gross Profit	10,841	12,088	20,068	21,874
Unallocated corporate and selling expenses	(48,621)	(41,288)	(92,232)	(83,409)
Legacy ADS Adjusted EBITDA	94,087	71,521	174,383	146,664
Legacy Infiltrator Water Technologies Adjusted EBITDA
Infiltrator Water Technologies	30,144	-	30,144	-
Unallocated corporate and selling expenses	(5,089)	-	(5,089)	-
Legacy Infiltrator Water Technologies Adjusted EBITDA	$25,055	$-	$25,055	$-
Intersegment Eliminations	(978)	-	(978)	-
Consolidated Adjusted EBITDA	$118,164	$71,521	$198,460	$146,664

Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Six Months Ended September 30,
(Amounts in thousands)	2019	2018
Net cash flow from operating activities	$171,711	$58,161
Capital expenditures	(25,622)	(19,299)
Free cash flow	$146,089	$38,862